EXHIBIT 99.1

Dynacq Healthcare Announces Departure of Executive Officer; Attorney General Investigation

HOUSTON—(BUSINESS WIRE)—February 13, 2004—Dynacq Healthcare, Inc. (NASDAQ NM: DYIIE) (the “Company”) announced today that Sarah C. Garvin has resigned from her position as Executive Vice President and Chief Operating Officer of the Company in order to pursue a career as a healthcare management consultant focusing on project development. She will continue to assist the Company on a consulting basis.

Chiu M. Chan, Chief Executive Officer of the Company, will serve as acting Chief Operating Officer until a replacement can be secured.

The Company has been notified by the Office of the Attorney General of Texas (“AG’s office”) that it is the subject of an investigation of possible violations of the statutes governing the solicitation of patients. The Company believes that such investigation stems from the same allegations that have been asserted in a private lawsuit currently pending against the Company. The Company has denied the allegations in that lawsuit and continues to vigorously defend the suit. The Company has also previously received an inquiry from the AG’s office requesting documentation related to any instances of deaths occurring at the Company’s facilities between January 1, 1999 and January 29, 2004. The Company is cooperating with the Office of the Attorney General on each of these matters, but believes the complaints received by the AG’s office to be without merit.

Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Statements in this press release concerning the beliefs, expectations, intentions, future events, future performance, and business prospects may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on a number of risks and uncertainties. If any of these risks and uncertainties materialize, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include, without limitation, the outcome of discussions with the Securities and Exchange Commission regarding the accounting policies applied in preparation of the Company’s financial statements, the outcome of the pending hearing with regard to delisting of our securities from the Nasdaq National Market, adverse effects of litigation or regulatory actions arising in connection with pending inquiries and/or investigations, protraction of our new audit firm’s review and audit of the Company’s financial statements, inability to obtain required permits, rights or authorizations for a proposed new hospital, inability to negotiate desired terms with proposed joint venture partners, and dependence upon completion of required audits and favorable regulatory determinations for availability of financing options and other transactions.

Source: Dynacq Healthcare, Inc.